UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2017

MB FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-36599	36-4460265
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

800 West Madison Street, Chicago, Illinois	60607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 422-6562

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01                                           Entry into a Material Definitive Agreement

On November 14, 2017, MB Financial Bank, National Association (the “Bank”), a wholly owned subsidiary of MB Financial, Inc., entered into a purchase agreement (the “Purchase Agreement”) with Sandler O’Neill & Partners, L.P., for itself and as representative of the other initial purchasers named in Schedule A thereto (collectively, the “Initial Purchasers”), relating to the underwritten offering by the Bank (the “Offering”) of $175,000,000 aggregate principal amount of the Bank’s 4.00% Fixed-to-Floating Rate Subordinated Notes due 2027 (the “Subordinated Notes”).  The Bank estimates that the net proceeds from the Offering will be approximately $172.8 million, after deducting the Initial Purchasers’ discounts and estimated expenses of the Offering.  The Bank intends to use the net proceeds of the Offering for general corporate purposes.  The Offering was completed on November 16, 2017.

The Purchase Agreement contains customary representations, warranties and covenants between the parties as of the date of entering into the Purchase Agreement. These representations, warranties and covenants are not representations of factual information to investors about the Bank, and the sale of any Subordinated Notes pursuant to the Purchase Agreement is not a representation that there has not been any change in the condition of the Bank.  A copy of the Purchase Agreement is attached hereto as Exhibit 1.1 hereto and is incorporated herein by reference.

The Subordinated Notes were issued under a Paying Agency Agreement, dated as of November 16, 2017, between the Bank and U.S. Bank National Association, as paying agent, calculation agent, DTC custodian and note registrar, a copy of which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

The Subordinated Notes will initially bear interest at a fixed rate of 4.00% per annum, payable semi-annually in arrears, commencing on June 1, 2018, to, but excluding, December 1, 2022, and, thereafter, quarterly in arrears, at an annual floating rate equal to the then current three-month LIBOR plus 187.3 basis points. The Subordinated Notes will mature on December 1, 2027.

The Subordinated Notes are redeemable at par at the Bank’s option, in whole or in part, subject to obtaining any required regulatory approval, on December 1, 2022 and on any scheduled interest payment date thereafter.  The Subordinated Notes also are redeemable by the Bank at par, in whole but not in part, at any time prior to that date, subject to obtaining any required regulatory approval, in the case of certain special events that could prevent the Bank from deducting interest paid on the Subordinated Notes for U.S. Federal income tax purposes, that would result in the Subordinated Notes no longer constituting tier 2 capital for regulatory capital purposes or that would require the Bank to register as an investment company under the Investment Company Act of 1940, as amended.

The Subordinated Notes are unsecured, subordinated obligations of the Bank and: (i) rank junior in right of payment and upon the Bank’s liquidation to all of its existing and future senior indebtedness, whether secured or unsecured, including claims of depositors and general creditors; (ii) rank equally in right of payment with any unsecured, subordinated indebtedness that the Bank incurs in the future that ranks equally with the Subordinated Notes; (iii) rank senior in right of payment to any indebtedness the terms of which provide that such indebtedness ranks junior to the Subordinated Notes; and (iv) are structurally subordinated to all existing and future indebtedness and liabilities of the Bank’s existing and future subsidiaries.

The foregoing summary of the Subordinated Notes is not complete and is qualified in its entirety by reference to the full text of the global note representing the Subordinated Notes, a copy of which is attached hereto as Exhibit 4.2 and is incorporated herein by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01                                           Financial Statements and Exhibits

(d)                                 Exhibits

The following exhibits are being filed herewith:

1.1

Purchase Agreement, dated as of November 14, 2017, between MB Financial Bank, National Association, and Sandler O’Neill & Partners, L.P., for itself and as representative of the other initial purchasers named in Schedule A thereto

4.1

Paying Agency Agreement, dated as of November 16, 2017, between MB Financial Bank, National Association, as issuer, and U.S. Bank National Association, as paying agent, calculation agent, DTC custodian and note registrar

4.2	Form of Global Note representing the 4.00% Fixed-to-Floating Rate Subordinated Notes due 2027 of MB Financial Bank, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MB FINANCIAL, INC.

Date: November 16, 2017	By:	/s/ Randall T. Conte
Randall T. Conte
Vice President and Chief Financial Officer